Exhibit 5.1

May 14, 2021

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94090

Ladies and Gentlemen:

We have acted as special Nevada counsel to VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with an Open Market Sale AgreementSM, dated the date hereof (the “Sales Agreement”), by and between the Company and Jefferies LLC (“Jefferies”), relating to the offer and sale by the Company from time to time of shares (the “ATM Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), having an aggregate gross sales price of up to $75,000,000 to or through Jefferies as sales agent. Any ATM Shares to be offered and sold have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-254299) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed and as amended, the “Registration Statement”), including a base prospectus dated March 26, 2021 (the “Base Prospectus”), as supplemented by a Prospectus Supplement dated May 14, 2021, relating to the ATM Shares (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement form a part of and are included in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified, or otherwise identified to our satisfaction, of:

(i)
Certificate of Designation designating 500,000 shares of the Company’s authorized preferred stock, par value $0.001 per share, as Series A Convertible Preferred Stock, as filed with the Nevada Secretary of State on December 22, 2011;
(ii)
Certificate of Designation designating 4,000,000 shares of the Company’s authorized preferred stock, par value $0.001 per share, as Series B 10% Convertible Preferred Stock, as filed with the Nevada Secretary of State on May 7, 2015;
(iii)
Certificate of Designation designating 3,000,000 shares of the Company’s authorized preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock, as filed with the Nevada Secretary of State on January 22, 2016;
(iv)
the Restated Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on August 11, 2016;
(v)
Certificate of Amendment to Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on September 15, 2017;

VistaGen Therapeutics, Inc.
May 14, 2021

(vi)
Certificate of Amendment to Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on September 6, 2019;
(vii)
Certificate of Designation designating 2,000,000 shares of the Company’s authorized preferred stock, par value $0.001 per share, as Series D Convertible Preferred Stock, as filed with the Nevada Secretary of State on December 21, 2020 (the “Series D Certificate of Designation”);
(viii)
Certificate of Amendment to the Restated Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on March 5, 2021;
(ix)
Second Amended and Restated Bylaws of the Company, adopted August 16, 2016, and certified to us to be currently in effect;
(x)
a Certificate of Good Standing for the Company issued by the Nevada Secretary of State on May 13, 2021;
(xi)
the Registration Statement;
(xii)
the Base Prospectus;
(xiii)
the Prospectus Supplement;
(xiv)
Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) dated March 12, 2021, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement;
(xv)
Resolutions of the board of directors of the Company adopted as of May 11, 2021, authorizing and approving the Sales Agreement, the Prospectus Supplement, and the issuance and sale of the ATM Shares described in the Prospectus Supplement; and
(xvi)
a certificate, dated May 14, 2021, from an Officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer's Certificate”).

In addition to the foregoing, we have examined such other instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering the opinions contained herein, we have, with your permission, made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and, if not originals, are true, correct, and complete copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; (iv) all persons who signed such documents on behalf of a business entity were duly authorized to do so; (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. We have assumed that there are no amendments, modifications, or supplements to such documents other than those amendments, modifications, and supplements that are known to us.

This opinion is limited to the Nevada Revised Statutes (the “NRS”), and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

VistaGen Therapeutics, Inc.
May 14, 2021

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that

1.
When (a) if the ATM Shares are to be certificated, certificates in the form required under the NRS representing the ATM Shares are duly executed and countersigned, and (b) the ATM Shares are registered in the Company’s share registry and delivered upon payment of the agreed upon consideration therefor, the ATM Shares will be duly authorized by all necessary corporate action of the Company, and when issued and sold in accordance with the provisions of the Sales Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock.

This opinion is rendered to you in connection with the Registration Statement and is not to be relied upon for any other purpose. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

This opinion is based upon our knowledge of the law and facts relevant to the transactions herein referenced as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

VistaGen Therapeutics, Inc.
May 14, 2021

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated May 14, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, WOODBURN AND WEDGE By: /s/ Shawn G. Pearson Shawn G. Pearson